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NEW SENIOR ANNOUNCES APPOINTMENT OF JUSTIN HUTCHENS TO BOARD OF DIRECTORS

NEW YORK —June 19, 2019 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today the appointment of Justin Hutchens as an independent director to the Company’s Board of Directors (the “Board”), effective immediately.

“We are extremely excited to be welcoming Justin to our Board. Justin brings nearly 25 years of experience operating and investing in healthcare real estate, currently leading HC-One, along with prior experience at two publicly-traded healthcare REITs with substantial senior housing portfolios,” said Susan Givens, Chief Executive Officer of New Senior. “I have admired Justin’s accomplishments in the healthcare space and Justin’s significant experience in private pay senior housing will serve as an invaluable asset to our Company and the Board. His appointment demonstrates another step in our continued commitment to improving corporate governance at New Senior.”

JUSTIN HUTCHENS BIOGRAPHY
Mr. Hutchens has been the Chief Executive Officer of HC-One since 2017, one of the largest and most recognized care home providers in the United Kingdom. Since 1994, Mr. Hutchens has worked in healthcare specializing in the care of older people and he has served for 10 years as an executive of NYSE publicly-traded companies. Before joining HC-One, Mr. Hutchens served as the President of HCP (NYSE: HCP) in 2017 and was previously its Executive Vice President and Chief Investment Officer from 2015 to 2017. Prior to that, he served as CEO, COO and President of National Health Investors (NYSE: NHI) from 2009 to 2015. Mr. Hutchens has overseen the operations of hundreds of senior living communities and has directed several billion dollars of investments in the care sector.

ABOUT NEW SENIOR
New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of March 31, 2019, New Senior is one of the largest owners of senior housing properties, with 133 properties across 37 states. More information about New Senior can be found at www.newseniorinv.com.